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Exhibit 10.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

MARKWEST LIBERTY GAS GATHERING, L.L.C.,

M&R MWE LIBERTY, LLC,

AND

MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

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EXHIBITS
Exhibit A	Defined Terms
Exhibit B	Assets
Exhibit C	Company Operating Agreement
Exhibit D	Services Agreement
Exhibit E	Bill of Sale, Assignment and Assumption Agreement
SCHEDULES
Schedule 1.1	Knowledge Individuals
Schedule 3.3	Consents or Approvals
Schedule 3.4(b)	Capitalization
Schedule 3.6	No Default
Schedule 3.7(a)	Title to Properties and Assets
Schedule 3.7(b)	Valid Transfer of Properties and Assets
Schedule 3.8	Rights-of-Way
Schedule 3.9	Trial Balance
Schedule 3.10	Environmental Matters
Schedule 3.11	Material Contracts
Schedule 3.15(a)	Employees
Schedule 3.15(b)	Benefit Plans
Schedule 3.18	Intellectual Property
Schedule 3.19	Affiliate Transactions
Schedule 5.3(d)	Specific Indemnity Items **
Schedule 5.3(e)	Specific Indemnity Items **
Schedule 7.2(c)	Required Consents

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 CONTRIBUTION AGREEMENT

        THIS CONTRIBUTION AGREEMENT, dated as of January 22, 2009, is entered into by and among MarkWest Liberty Gas Gathering, L.L.C., a Delaware limited liability company ("MWE Liberty"), M&R MWE Liberty, LLC, a Delaware limited liability company ("NGPMR"), and MarkWest Liberty Midstream & Resources, L.L.C., a Delaware limited liability company (the "Company"). The parties to this Agreement are collectively referred to herein as the "Parties."

R E C I T A L S

        WHEREAS, MWE Liberty has formed the Company, pursuant to the Act, for the purpose of engaging in the natural gas midstream business, including, but not limited to, natural gas gathering and processing, and the natural gas liquids processing, fractionation, transportation, storage and marketing business within the Area of Mutual Interest and certain other purposes (the "Business");

        WHEREAS, at the Closing MWE Liberty and NGPMR (the "Members") shall execute and agree to that certain Amended and Restated Limited Liability Company Agreement of the Company (the "Company Operating Agreement") in the form attached hereto as Exhibit C, which Company Operating Agreement shall become effective at the Closing;

        WHEREAS, at the Closing MWE Liberty, MarkWest Hydrocarbon, Inc. and the Company shall execute and agree to that certain Services Agreement (the "Services Agreement") in the form attached hereto as Exhibit D, which Services Agreement shall become effective at the Closing;

        WHEREAS, subject to the terms and conditions of this Agreement, NGPMR desires to contribute to the Company, and the Company desires to accept from NGPMR, certain cash consideration in exchange for all of the Class A Interests; and

        WHEREAS, subject to the terms and conditions of this Agreement, MWE Liberty desires to contribute, convey, assign and transfer to the Company, and the Company desires to accept from MWE Liberty, all of MWE Liberty's right, title and interest in and to the Assets in exchange for all of the Class B Interests and the assumption of certain liabilities by the Company.

A G R E E M E N T S

        NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE 1
DEFINITIONS; INTERPRETATION

        Section 1.1    Definitions.    Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A.

        Section 1.2    Headings; References; Interpretation.    In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a person includes such Person's successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section or Article means such Section or Article of this Agreement, and references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular provision hereof; and (g) the word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2
CONTRIBUTIONS, ASSUMED LIABILITIES AND CLOSING

        Section 2.1    Contributions and Payments.    Subject to the terms and conditions of this Agreement, at the Closing, the following contributions, equity issuances and payments shall be made:

          (a)   NGPMR shall contribute $50,000,000.00 to the Company in immediately available funds in exchange for all of the Class A Interests. In its capacity as a holder of such interests, NGPMR shall have the obligations set forth in the Company Operating Agreement with respect to a Class A Member to contribute additional capital to the Company, but shall have no other obligation to contribute any additional capital to the Company.

          (b)   MWE Liberty shall grant, contribute, bargain, convey, assign, transfer, set over and deliver to the Company, its successors and assigns, and for its and their own use forever, all of MWE Liberty's right, title and interest in and to the Assets in exchange for all of the Class B Interests. In its capacity as a holder of such interests, MWE Liberty shall have the obligations set forth in the Company Operating Agreement with respect to a Class B Member to contribute additional capital to the Company, but shall have no other obligation to contribute any additional capital to the Company. The term "Assets" shall mean (i) all of the assets owned by MWE Liberty, including the natural gas gathering systems described in Exhibit B attached hereto, together with all natural gas gathering and processing and natural gas liquids processing, fractionation, transportation, storage and marketing plants and facilities constituting a part thereof or related thereto, and all easements, rights of way, privileges, franchises, tracts of land, surface leases, other interests in land, pipelines, equipment, permits, licenses, contract rights and personal property constituting a part thereof or necessary for the ownership and operation thereof including the easements, rights of way, permits and other instruments referenced in Exhibit B and (ii) all of the assets owned by Affiliates of MWE Liberty that are related exclusively to the Business within the Area of Mutual Interest, but in any event, excluding any and all amounts payable by Range Resources-Appalachia, LLC pursuant to Section 4.3(d) of that certain Interim Gas Processing Agreement dated March 5, 2008, between MarkWest Energy Appalachia, L.L.C. and Range Resources-Appalachia, LLC, for procuring, constructing and installing the interim plant prior to January 1, 2008 and representing 115% of all Installation Costs (as defined therein) incurred in the procurement, construction and installation of the interim plant (the "Excluded Assets"). The Excluded Assets shall be retained by MWE Liberty and its Affiliates and shall not be considered Assets hereunder.

          (c)   The Company shall pay to MWE Liberty in immediately available funds the amount of any **; provided that any such ** by MWE Liberty after the date hereof shall be consistent with Section 6.8.

        Section 2.2    Assumption of Liabilities.    As part of the consideration for the contribution of the Assets by MWE Liberty to the Company, effective as of the Closing, the Company will assume and agree to duly and timely pay, perform and discharge, pursuant to the Assignment and Assumption, all of the liabilities and obligations of any kind whatsoever of MWE Liberty arising from or relating to the Assets, whether known or unknown, liquidated or contingent, and regardless of whether the same are deemed to have arisen, accrued or are attributable to periods prior to, on or after the Closing Date, including, but not limited to, obligations and liabilities of MWE Liberty: (a) concerning the use, ownership, management or operation of the Assets, (b) under or relating to any contracts, agreements, Permits and instruments existing as of the Closing Date by which the Assets are bound or subject or that relate to or are otherwise applicable to the Assets (other than obligations of MWE Liberty under the Transaction Documents) and (c) which are Disclosed Liabilities, (all of the liabilities and obligations described in this Section 2.2 are collectively referred to as the "Assumed Liabilities"); provided, however, that the Company does not assume (and Assumed Liabilities shall not include) any costs or expenses included within the amount of MWE Liberty's initial capital contribution to the Company.

        Section 2.3    Closing.    Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins LLP, First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002 on the second Business Day after all of the conditions precedent set forth in Article 7 have been satisfied, or if permissible, waived, or at such other place, time and date as is agreed to in writing by the Parties (the "Closing Date"). The Closing will be deemed effective as of 11:59 p.m., Houston, Texas time on the Closing Date.

        Section 2.4    Closing Deliveries.

          (a)    NGPMR Deliveries.    At the Closing, NGPMR will execute and deliver, or cause to be executed and delivered, to the other Parties, as applicable, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of action is contemplated:

              (i)  a certificate of the Secretary of State of the State of Delaware, dated not more than five days prior to the Closing Date, as to the existence and good standing of NGPMR;

             (ii)  a certificate of an officer of NGPMR providing the following documents and certifying that each is a true and correct copy: (A) the Organizational Documents of NGPMR and (B) resolutions of NGPMR's governing body authorizing the transactions contemplated hereby (including designation of the Persons authorized to execute this Agreement on behalf of NGPMR and the Transaction Documents to which it is a party);

            (iii)  a duly executed counterpart of the Company Operating Agreement; and

            (iv)  a certificate of an officer of NGPMR, dated as of the Closing Date, certifying that all of the conditions set forth in Sections 7.1(a) and 7.3(a) have been satisfied.

          (b)    MWE Liberty Deliveries.    At the Closing, MWE Liberty will execute and deliver, or cause to be executed and delivered, to the other Parties, as applicable, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of action is contemplated:

              (i)  a certificate of the Secretary of State of the State of Delaware, dated not more than five days prior to the Closing Date, as to the existence and good standing of MWE Liberty;

             (ii)  a certificate of an officer of MWE Liberty providing the following documents and certifying that each is a true and correct copy: (A) the Organizational Documents of MWE Liberty and (B) resolutions of MWE Liberty's governing body authorizing the transactions contemplated hereby (including designation of the Persons authorized to execute this Agreement on behalf of MWE Liberty and the Transaction Documents to which it is a party);

            (iii)  a duly executed counterpart of the Company Operating Agreement;

            (iv)  a duly executed counterpart of the Services Agreement;

             (v)  counterparts of the Bill of Sale, Assignment and Assumption Agreement, in substantially the form attached as Exhibit E hereto (the "Assignment and Assumption"); and

            (vi)  a certificate of an officer of MWE Liberty, dated as of the Closing Date, certifying that all of the conditions specified in Section 7.1(e) and Section 7.2(a) have been satisfied.

          (c)    Company Deliveries.    At the Closing, MWE Liberty will cause the Company to execute and deliver:

              (i)  a certificate of the Secretary of State of the State of Delaware, dated not more than five days prior to the Closing Date, as to the existence and good standing of the Company;

             (ii)  a copy of the Certificate of Formation of the Company certified by the Secretary of State of the State of Delaware;

            (iii)  a duly executed counterpart of the Assignment and Assumption; and

            (iv)  a duly executed counterpart of the Services Agreement;

        The transactions described above, together with the issuance and sale of the Class A Interests and the Class B Interests pursuant to this Agreement and the entry into the Company Operating Agreement, are referred to herein as the "Transactions." The "Transaction Documents" shall mean this Agreement, the Company Operating Agreement, and the Services Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF MWE LIBERTY

        MWE Liberty hereby makes the following representations and warranties to the Company and NGPMR:

        Section 3.1    Organization; Qualification.    Each of MWE Liberty and the Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        Section 3.2    Authority; Enforceability.

          (a)   Each of MWE Liberty and the Company has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, and to consummate the Transactions. The execution and delivery by MWE Liberty and the Company of the Transaction Documents to which either of them is a party, and the consummation by MWE Liberty and the Company of the Transactions, have been duly and validly authorized by MWE Liberty and/or the Company, as applicable, and no other limited liability company proceedings on the part of MWE Liberty or the Company are necessary to authorize the Transaction Documents or to consummate the Transactions.

          (b)   Each of the Transaction Documents to which MWE Liberty or the Company is a party has been (or will be, in the case of Transaction Documents to be delivered at the Closing) duly executed and delivered by MWE Liberty and/or the Company, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document constitutes (or will constitute, in the case of Transaction Documents to be delivered at the Closing) the valid and binding agreement of MWE Liberty and the Company, and is enforceable against MWE Liberty and/or the Company, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Section 3.3    No Violation; Consents and Approvals.    Except as set forth on Schedule 3.3:

          (a)   The execution, delivery and performance of the Transaction Documents by MWE Liberty and the Company and the consummation by MWE Liberty and the Company of the Transactions do not and will not: (i) result in any breach of any provision of the organizational, governing or charter documents, as amended, of MWE Liberty or the Company; (ii) constitute a default (or an event that with notice or lapse of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without notice, lapse of time or both) under any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which MWE Liberty or the Company is a party or by which any of the Assets is bound or affected, except to the extent that such default, termination, amendment, acceleration or cancellation right (A) would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (B) results from obtaining the Miscellaneous Consents after the Closing pursuant to Section 6.5; (iii) result in a violation of any law, statute, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which MWE Liberty or the Company is subject (including federal and state securities laws and regulations) or by which any of the Assets is bound or affected except as may result from obtaining the Miscellaneous Consents after the Closing pursuant to Section 6.5; or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets, except for Permitted Liens or as may result from obtaining the Miscellaneous Consents and contractual consents listed on Schedule 3.3 after the Closing pursuant to Section 6.5.

          (b)   No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or other third party is necessary for the consummation by MWE Liberty or the Company of the Transactions contemplated by the Transaction Documents, other than such declarations, filings, registrations, notices, authorization, consents or approvals that have been or will be obtained or made prior to the Closing and other than the Miscellaneous Consents that may be obtained after the Closing pursuant to Section 6.5.

          (c)   No consents are required under the Indentures to permit the consummation of the Transactions.

        Section 3.4    Capitalization.

          (a)   Except for the Company, MWE Liberty does not (i) own, directly or indirectly, any capital stock, equity interests or other securities of any Person, or (ii) have any Subsidiaries.

          (b)   Except as set forth on Schedule 3.4(b), prior to the Closing, the Company has not conducted any business operations, has no assets or liabilities and is not a party to any contract or agreement of any kind or nature (other than the Organizational Documents of the Company).

          (c)   Upon Closing, the Class A Interests and the Class B Interests issued and sold pursuant to this Agreement (i) will constitute all of the issued and outstanding membership interests of the Company and (ii) will be duly authorized, validly issued and fully paid (to the extent required under the Company Operating Agreement). Except as set forth in the Company's Organizational Documents, there are no existing subscriptions, rights, warrants, calls, options, convertible or exchangeable securities, "phantom" equity rights, equity appreciation rights, equity-based performance units, commitments, contracts, agreements or undertakings of any character to which the Company is bound: (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests in, or any security convertible or exercisable for, or exchangeable into, any equity interest in the Company, or (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company. There are no outstanding securities or other instruments convertible into or exchangeable for equity interests of the Company and no commitments to issue such securities or instruments. Except as set forth in the Company's Organizational Documents, there are no voting trusts, proxies or other agreements or understandings to which the Company is bound with respect to the voting of any equity interests or other securities of the Company.

        Section 3.5    Compliance with Law.    (a) MWE Liberty is (and to MWE Liberty's Knowledge has been) in compliance in all material respects with all Laws of any Governmental Authority applicable to the use, ownership and operation of the Assets; (b) MWE Liberty has not received written notice of any material violation of any such Law relating to the use, ownership and operation of the Assets; and (c) MWE Liberty is not in material default or violation of any order, writ, judgment, award, injunction or decree of any Governmental Authority applicable to the use, ownership or operation of the Assets.

        Section 3.6    No Default.    MWE Liberty is not in violation of its organizational, governing or charter documents. Except as set forth on Schedule 3.6, MWE Liberty is not in default, and no event has occurred which, with notice or lapse of time or both, would give rise to a default, under, or give to others any rights of termination, amendment, acceleration or cancellation of or under, any agreement, credit facility, debt or other instrument (evidencing a debt or other obligation of MWE Liberty) to which MWE Liberty is a party, by which any of the Assets are bound or affected, except to the extent that such default, termination, amendment, acceleration or cancellation right (i) would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) results from obtaining the Miscellaneous Consents after the Closing pursuant to Section 6.5.

        Section 3.7    Title to Properties and Assets.    Except as set forth on Schedule 3.7(a), MWE Liberty and its Affiliates have good, valid and defensible title to all real property (other than real property and buildings held under lease by MWE Liberty) and personal property to be transferred pursuant to this Agreement and the constituent documents contemplated hereby, free and clear of all liens, encumbrances, security interests, equities, charges or claims or other restrictions whatsoever, except for Permitted Liens. With respect to any real property and buildings held under lease by MWE Liberty or its Affiliates, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the present or intended use of such properties by MWE Liberty and its Affiliates taken as a whole. Except as set forth on Schedule 3.7(b), pursuant to the Assignment and Assumption, MWE Liberty and its Affiliates are validly transferring at Closing all of their ownership interests in the Assets to the Company, and the Assets so transferred (together with the Services (as defined in the Services Agreement) to be provided pursuant to the Services Agreement) constitute all rights and properties necessary in all material respects to operate the Business in a manner consistent with MWE Liberty's operation of the Business immediately prior to the Closing, other than the Miscellaneous Consents and contractual consents listed on Schedule 3.3 that may be obtained after the Closing pursuant to Section 6.5.

        Section 3.8    Rights-of-Way.    Except as set forth on Schedule 3.8, the Company, as of Closing, will have such easements or rights-of-way from each person (collectively, "Rights-of-Way") as are necessary in all material respects to use, own and operate the Assets in the manner the Assets were used, owned and operated by MWE Liberty immediately prior to the Closing. Except as set forth on Schedule 3.8, MWE Liberty has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not have a Material Adverse Effect and the Miscellaneous Consents that may be obtained after the Closing pursuant to Section 6.5.

        Section 3.9    Financial Statements.    Schedule 3.9 is an accurate copy of the trial balance (the "Trial Balance") of MWE Liberty as of December 31, 2008 (the "Trial Balance Date") which accurately reflects the assets and material liabilities of MWE Liberty as of such date subject to normal year-end adjustments. Except as set forth on Schedule 3.9, since the Trial Balance Date, there has not been any change in financial condition, properties, assets, liabilities, business or results of operations of the Business, which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Since the Trial Balance Date, the Company has not incurred any obligation or liability (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP applied on a basis consistent with the Trial Balance except liabilities and obligations incurred in the ordinary course of business and consistent with the Initial Budget or Section 6.8 hereof.

        Section 3.10    Environmental Matters.    Except as set forth in Schedule 3.10:

          (a)   MWE Liberty and the Assets and operations thereof, are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance in all material respects with Environmental Laws;

          (b)   MWE Liberty possesses, and is in compliance in all material respects with, all Environmental Permits for MWE Liberty's operation of the Assets as presently conducted and such Permits are in full force and effect subject to obtaining the Miscellaneous Consents after the Closing pursuant to Section 6.5;

          (c)   MWE Liberty is not subject to any pending or, to MWE Liberty's Knowledge, threatened, Proceeding with respect to its operation of the Assets, nor has MWE Liberty received any written notice of violation, noncompliance, or enforcement with respect to its operation of the Assets that remains pending or any written notice that it is or is suspected of being a potentially responsible party under CERCLA or any similar law with respect to its operation of the Assets that remains pending, or any written notice of investigation, remediation or request for information pursuant to Environmental Law from any Governmental Authority with respect to operation of the Assets that would reasonably be expected to result in a material liability to MWE Liberty pursuant to Environmental Laws, which notice of investigation, remediation or request for information remains pending;

          (d)   Except for such matters that would not reasonably be expected to give rise to any material liability, costs or remedial or corrective action obligations under Environmental Laws, (i) there has been no Release or, to MWE Liberty's Knowledge, threatened Release of Hazardous Substances by MWE Liberty or, to MWE Liberty's Knowledge, any third party; and (ii) no Hazardous Substances are present in, on, at, under or from any of the Assets, or otherwise in connection with the operation of the Assets by MWE Liberty;

          (e)   In connection with the operation of the Assets, MWE Liberty has not assumed or retained by written contract, or to MWE Liberty's Knowledge, by operation of law, any material liabilities (including STRICT LIABILITY) under any Environmental Laws for any Hazardous Substances; and

          (f)    MWE Liberty has made available to NGPMR and the Company complete and correct copies of all environmental assessment and audit reports and studies in its possession addressing potentially material environmental liabilities or obligations relating to MWE Liberty or its operation of the Assets.

        Notwithstanding any other provisions of this Agreement to the contrary, this Section 3.10 contains the sole and exclusive representations and warranties of MWE Liberty on environmental matters, including Environmental Laws, Environmental Claims, Environmental Responses, Environmental Permits and Hazardous Substances.

        Section 3.11    Material Contracts.    Each Material Contract is valid, binding and enforceable in accordance with its terms, and is in full force and effect. MWE Liberty has provided to NGPMR a true and complete copy of each Material Contract. MWE Liberty has not received any written notice of default under any Material Contract in the 12-month period prior to the date of this Agreement. Except as set forth on Schedule 3.11, there are no (a) uncured defaults of MWE Liberty under any Material Contract that would give the counterparty thereto the right to terminate such Material Contract and (b) to MWE Liberty's Knowledge, defaults by any of the counterparties to such Material Contracts.

        Section 3.12    Legal Proceedings.    There are no Proceedings pending or, to the MWE Liberty's Knowledge, threatened, against MWE Liberty, the Company or the Assets. To MWE Liberty's Knowledge, there are no events or circumstances that have occurred which would reasonably be expected to result in Proceedings against MWE Liberty, the Company or the Assets.

        Section 3.13    Permits.    MWE Liberty has, and upon Closing, MWE Liberty will transfer to the Company and the Company will have (or have the benefit of pursuant to Section 6.5), all permits, approvals, consents, licenses, franchises, exemptions and other governmental authorizations, consents and approvals (collectively, "Permits") necessary to use, own and operate the Assets as presently used, owned and operated, except for any such Permits the failure to have (or have the benefit of) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. MWE Liberty has not received any written notification that it is in violation of any material Permits. MWE Liberty is in material compliance with all Permits.

        Section 3.14    Taxes.    All Tax Returns required to be filed with respect to MWE Liberty and the Assets have been filed and all such Tax Returns are complete and correct in all material respects; all Taxes due relating to MWE Liberty and the Assets have been paid in full (whether or not shown to be due on such Tax Returns). MWE Liberty has not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes of MWE Liberty or associated with the ownership or operation of the Assets, which have not been fully paid or finally settled, unless being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Trial Balance. All Taxes required to be withheld, collected or deposited by or with respect to MWE Liberty or associated with the ownership or operation of the Assets have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes of MWE Liberty or that are associated with the ownership or operation of the Assets for any period. MWE Liberty, which was formed on March 26, 2008, is treated as a partnership or a disregarded entity for U.S. federal income Tax purposes and no election has been made to treat MWE Liberty as an association taxable as a corporation.

        Section 3.15    Employees.

          (a)   Except as set forth on Schedule 3.15(a), (i) neither MWE Liberty nor the Company has or previously had any employees and (ii) no Affiliate of MWE Liberty or the Company is a party to a collective bargaining agreement with its employees.

          (b)   Except as set forth on Schedule 3.15(b), neither MWE Liberty nor the Company sponsors, maintains, has liability under or has an obligation to contribute to any "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), or any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or any other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (all such plans, agreements, programs, policies and arrangements, collectively, the "Benefit Plans"). Neither MWE Liberty nor the Company, nor any of their ERISA Affiliates, have any liability under Section 412 of the Code or Title IV of ERISA.

        Section 3.16    Brokers' Fee.    Except for the fee payable to Morgan Stanley, which shall be paid by MWE, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from MWE Liberty, the Company or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

        Section 3.17    Insurance.    MWE Liberty has provided or made available to NGPMR and the Company a true and complete list of all liability, property, workers' compensation and other insurance policies currently in effect that insure or relate to the Assets.

        Section 3.18    Intellectual Property.    Except as set forth on Schedule 3.18, (a) MWE Liberty owns or has the right to use, and upon Closing and subject to the Miscellaneous Consents to be obtained after the Closing pursuant to Section 6.5, the Company will own or have the right to use pursuant to license, sublicense, agreement (including the Services Agreement) or otherwise all items of Intellectual Property used in the operation of the Business as presently conducted, except for such Intellectual Property the failure of which to own or have the right to use, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) no third party has asserted in writing delivered to MWE Liberty a claim that MWE Liberty is infringing on the Intellectual Property of such third party and (c) to MWE Liberty's Knowledge, no third party is infringing on the Intellectual Property owned by MWE Liberty.

        Section 3.19    Affiliate Transactions.    Except as set forth on Schedule 3.19, there are no existing agreements or transactions relating to the provision of material services (or otherwise providing for the payment of material amounts) between MWE Liberty, on the one hand, and any of its officers, managers, directors, employees, or any of their respective Affiliates, on the other hand. Except for any ownership interest in MWE, no officer, director, manager or employee of MWE Liberty has any direct or indirect material ownership interest in any Person with which MWE Liberty has any material business relationship.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NGPMR

        NGPMR hereby makes the following representations and warranties to the Company:

        Section 4.1    Organization.    NGPMR is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business.

        Section 4.2    Authority; Enforceability.

          (a)   NGPMR has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, and to consummate the Transactions. The execution and delivery by NGPMR of the Transaction Documents to which it is a party, and the consummation by NGPMR of the Transactions, have been duly and validly authorized by NGPMR and no other limited liability company proceedings on the part of NGPMR is necessary to authorize the Transaction Documents or to consummate the Transactions.

          (b)   Each of the Transaction Documents to which NGPMR is a party has been (or will be, in the case of Transaction Documents to be delivered at Closing) duly executed and delivered by NGPMR and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which NGPMR is a party constitutes (or will constitute, in the case of Transaction Documents to be delivered at Closing) the valid and binding agreement of NGPMR, and is enforceable against NGPMR in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Section 4.3    No Violation; Consents and Approvals.

          (a)   The execution, delivery and performance of the Transaction Documents by NGPMR and the consummation by NGPMR of the Transactions do not and will not: (i) result in any breach of any provision of the Organizational Documents, as amended, of NGPMR; (ii) constitute a default (or an event that with notice or lapse of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without notice, lapse of time or both) under any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which NGPMR is a party or by which any of its assets is bound, except to the extent that such default, termination, amendment, acceleration or cancellation right would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; or (iii) result in a violation of any law, statute, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which NGPMR is subject (including federal and state securities laws and regulations) or by which any of its assets is bound.

          (b)   Other than the filings with respect to the HSR Act set forth in Section 6.1, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by NGPMR of the Transactions contemplated by the Transaction Documents, other than such declarations, filings, registrations, notices, authorization, consents or approvals that have been obtained or made prior to the Closing.

        Section 4.4    Brokers' Fee.    No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from NGPMR or any of its Affiliates, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5
INDEMNIFICATION

        Section 5.1    Survival.

          (a)   The representations and warranties of MWE Liberty contained in Article 3 shall survive the Closing until the date that is ** after the date of the Closing, with the exception that the representations and warranties in (i) ** shall survive the Closing until ** after the ** and (ii) ** shall survive **. The representations and warranties of NGPMR contained in ** shall survive **, with the exception that the representations and warranties in ** shall survive the Closing until the date that is ** after the date of the Closing.

          (b)   All covenants and agreements contained herein that by their terms are to be performed in whole or in part subsequent to the Closing, shall survive the Closing in accordance with their terms; provided that the agreement by MWE Liberty to indemnify the NGPMR Covered Persons pursuant to ** shall survive the Closing until the date that is ** after the Closing Date; provided further that the covenants contained in Section 6.3 shall survive **.

          (c)   The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 5.1 shall be the "Survival Period" with respect to such representation or warranty or covenant or agreement. In the event notice of any claim for indemnification under this Article 5 shall have been asserted in writing within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive, but only to the extent of the underlying facts of the claim (so long as the facts or circumstances alleged to give rise to such claim have been specified in reasonable detail and are not based on speculative facts, circumstances or other events) as made prior to the expiration of the Survival Period, until such claim is finally resolved.

        Section 5.2    Indemnification by the Company.

          (a)   Subject to the terms of this Article 5, from and after the Closing, the Company shall indemnify, defend and hold harmless MWE Liberty and its Affiliates and their respective directors, members, managers, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the "MWE Liberty Covered Persons") from and against any losses, claims, damages, liabilities (including STRICT LIABILITY), costs and expenses (including reasonable attorneys' fees and expenses), interest, penalties, judgments and settlements of any and every kind and character, known or unknown, fixed or contingent (collectively, "Losses"), incurred, arising out of, or relating to, the Assumed Liabilities except to the extent such Losses arise from the same facts and circumstances as a good faith indemnification claim by the Company or NGPMR pursuant to Section 5.3.

          (b)   Subject to the terms of this Article 5, from and after the Closing, the Company shall indemnify, defend and hold harmless the NGPMR Covered Persons to the fullest extent permitted by law, from and against any Losses incurred, arising out of or related to those items set forth in Section 5.3 (for which MWE Liberty has an obligation to indemnify the NGPMR Covered Persons) to the extent that MWE Liberty fails to remedy such Losses pursuant to Section 5.7(b).

        Section 5.3    Indemnification by MWE Liberty.    Subject to the terms of this Article 5, from and after the Closing, MWE Liberty shall indemnify, defend and hold harmless the Company, NGPMR and its Affiliates and their respective directors, members, managers, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the "NGPMR Covered Persons") to the fullest extent permitted by law, from and against any Losses, incurred, arising out of or relating to (a) any breach of any of the representations or warranties (in each case, when made) of MWE Liberty contained in Article 3, (b) any breach of any of the covenants of MWE Liberty contained in this Agreement, (c) the ownership, management or operation of the Assets prior to the Closing Date, other than the Specified Liabilities, (d) those items listed on Schedule 5.3(d) or (e) those items listed on Schedule 5.3(e). It is acknowledged and agreed by the Parties that the indemnity obligations of MWE Liberty under Section 5.3(d) and Section 5.3(e) shall ** by ** in the **.

        Section 5.4    Indemnification by NGPMR.    Subject to the terms of this Article 5, from and after the Closing, NGPMR shall indemnify and hold harmless the MWE Liberty Covered Persons, to the fullest extent permitted by law, from and against Losses incurred, arising out of or relating to (i) any breach of any of the representations or warranties (in each case, when made) of NGPMR contained in Article 4 or (ii) any breach of any of the covenants of NGPMR in this Agreement.

        Section 5.5    No Effect on Services Agreement and Company Operating Agreement.    Notwithstanding anything to the contrary contained in this Agreement, no provision of Section 5.2 or Section 5.3 shall be construed to have any effect upon, or to otherwise limit, any indemnification obligation contained in the Services Agreement or the Company Operating Agreement.

        Section 5.6    Third Party Claims Procedures.

          (a)   In the event that any action, suit, claim or proceeding is commenced by a third party involving a claim for which a party required to provide indemnification hereunder (an "Indemnifying Party") may be liable to a party entitled to indemnification (an "Indemnified Party") hereunder (a "Third Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim indicating the nature of such claim and the basis therefore (the "Claim Notice") and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided that if the Indemnifying Party does not promptly take reasonable action to assume such defense, the Indemnified Party may lead the defense of such potentially indemnified claim and the Indemnifying Party shall be liable for all additional costs and expenses incurred by the Indemnified Party in connection therewith, provided further, that no failure of any Indemnified Party to give such Claim Notice and no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

          (b)   An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, such counsel shall be at the expense of the Indemnifying Party). It being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties; provided, however, that in the case a single firm of attorneys would be inappropriate due to actual or potential differing interests or conflicts between such Indemnified Parties and any other party represented by such counsel in such Proceeding or otherwise, then the Indemnifying Party shall be liable for the fees and expenses of one additional firm of attorneys with respect to such Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which in the event that the Indemnified Party is the Company shall include the written consent of NGPMR, not to be unreasonably withheld), effect any settlement of any pending Proceeding in respect of which any

  Indemnified Party is a party, unless (A) such settlement includes a full and unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding, (B) does not contain any admission of wrongdoing or illegal conduct and (C) the Indemnifying Party has agreed in writing that it is liable to the Indemnified Party for an indemnification payment in respect of the full amount of the settlement.

        Section 5.7    Satisfaction of Claims for Indemnification.

          (a)   The Parties agree that in the event any Losses are determined to have been incurred as a result of an indemnification claim pursuant to Section 5.3, MWE Liberty shall have the right to first satisfy and discharge any such Losses by either (i) ** for such Losses and/or (ii) ** such Losses; provided that, (i) if and to the extent any such ** for any ** for which it is entitled to indemnity hereunder, MWE Liberty shall indemnify NGPMR ** for any such Losses pursuant to Section 5.7(b) and (ii) in no event shall ** a claim for indemnification made pursuant to this Article 5 has been satisfied **, or that ** any obligation hereunder, **.

          (b)   In the event that MWE Liberty fails to satisfy in full any Losses in accordance with Section 5.7(a) ** such Losses being finally determined, MWE Liberty shall satisfy any such claim for indemnification by either (i) ** for any Losses incurred by NGPMR ** or (ii) having ** (as such term is defined in the Company Operating Agreement) ** the amount of any such Company Loss that has not been satisfied in full pursuant to Section 5.7(a); provided that ** set forth above by providing ** within 30 days of such Losses being finally determined. In the event that unremedied Losses are to be indemnified pursuant to clause (ii) of this Section 5.7(b), MWE Liberty and NGPMR shall ** the Company Operating Agreement ** an amount equal to such unremedied Loss.

        Section 5.8    Limits on Indemnification.

          (a)   In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax Benefit accruing to any Indemnified Party on account of such Losses.

          (b)   Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, incidental, indirect, consequential or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except for any such damages recovered by any third party against any Party in respect of which such Party would otherwise be entitled to indemnification pursuant to the terms hereof.

          (c)   In addition to being entitled to exercise all rights provided herein, including recovery of damages, the Parties will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

          (d)   If the Closing occurs, neither the Company nor NGPMR will be entitled to indemnity under ** of this Agreement for Losses with respect to any claim under ** until the aggregate amount of all such claims **, and thereafter, the Company and/or NGPMR shall ** Losses **; provided however, that all Losses resulting from or arising out of any ** shall be indemnified against ** to the **. Except for a claim of actual fraud involving a knowing and intentional misrepresentation or omission of a material fact or willful or intentional breach, in no event will the aggregate liability of (i) ** under ** and (ii) ** under ** in respect of ** claims of ** under ** exceed **; provided, however, that the aggregate liability of ** under ** with respect to ** shall not exceed **; provided, further that the aggregate liability of ** under ** in respect of ** claims of ** under ** with respect to ** shall not exceed **. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of (i) ** arising under this Agreement and from the transactions contemplated hereby exceed ** and (ii) ** arising under this Agreement and from the transactions contemplated hereby exceed **. The reimbursement and indemnification obligations set forth in ** shall not be subject to any of the limitations set forth in this Section 5.8.

          (e)   In no event shall the ** recovery of any Losses pursuant to this Article 5 be duplicative.

          (f)    The remedies provided in this Article 5 shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby; provided that nothing in this Section 5.8(f) shall prevent either Party from (i) seeking specific performance, injunctive and/or equitable relief for claims of breach or failure to perform covenants performable under this Agreement at any time after the Closing or (ii) pursuing, and recovering in respect of, any claim based on actual fraud involving a knowing and intentional misrepresentation or omission of a material fact or willful or intentional breach.

        Section 5.9    Extent of Indemnification.    WITHOUT LIMITING THE SCOPE OF THE INDEMNIFICATION, DISCLAIMER, RELEASE AND ASSUMPTION OBLIGATIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNITY OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON.

        Section 5.10    No Reliance.    THE REPRESENTATIONS AND WARRANTIES OF MWE LIBERTY CONTAINED IN ARTICLE 3 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF MWE LIBERTY TO THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THE REPRESENTATIONS AND WARRANTIES OF NGPMR CONTAINED IN ARTICLE 4 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF NGPMR TO THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES (IN EACH CASE, AS MODIFIED BY THE SCHEDULES HERETO), NONE OF MWE LIBERTY, THE COMPANY, NGPMR OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTIES, THE ASSETS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION TO, OR ANY SUCH PERSON'S RELIANCE ON, ANY INFORMATION, DOCUMENTS OR OTHER MATERIAL MADE AVAILABLE TO SUCH PERSON IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES (IN EACH CASE, AS MODIFIED BY THE SCHEDULES HERETO), EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS,

EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

ARTICLE 6
COVENANTS

        Section 6.1    HSR Filing.

          (a)   As promptly as reasonably possible following the execution of this Agreement, but in no event later than 10 Business Days following such date, NGPMR shall make such filings as may be required under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 ("HSR Act") with respect to the transactions contemplated by this Agreement and, in making such filings, NGPMR shall request early termination of the waiting period specified in the HSR Act. Thereafter, NGPMR shall file as promptly as possible all reports or other documents required or requested by the U.S. Federal Trade Commission ("FTC") or the U.S. Department of Justice ("DOJ") pursuant to the HSR Act or otherwise including requests for additional information concerning such transactions. Without limiting the foregoing, NGPMR and MWE Liberty shall use commercially reasonable efforts to cooperate and oppose any preliminary injunction sought by any Governmental Authority under the HSR Act preventing the consummation of the transactions contemplated by this Agreement. NGPMR and MWE Liberty shall cause their respective counsel to furnish the other party such necessary information and reasonable assistance as the other may reasonably request in connection with NGPMR's preparation of necessary filings or submissions under the provisions of the HSR Act. NGPMR shall cause its counsel to supply to MWE Liberty copies of the date stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to the FTC or DOJ, as applicable. Notwithstanding anything in this Section 6.1 to the contrary, neither NGPMR nor MWE, nor any of their Affiliates, shall be required by this Section 6.1 to take any action that would require or result in holding separate or divesting assets or operations of NGPMR, MWE Liberty or any of their Affiliates in order to have satisfied their obligation to use their commercially reasonable efforts under this Section 6.1.

          (b)   The cost all filing or application fees associated with filings under the HSR Act shall be **. Within two Business Days of filing under the HSR Act, **.

        Section 6.2    Tax Effect.

          (a)   None of the Parties (nor such Parties' counsel or accountants) has made or is making any representations to any other Party (nor such Party's counsel or accountant) concerning any of the Tax effects of the transactions provided for in this Agreement. Each Party hereto represents that it has obtained, or may obtain, independent Tax advice with respect thereto and upon which it, if so obtained, has solely relied.

        Section 6.3    Tax Matters.

          (a)   Each of the Parties agrees to cooperate fully with each other Party to enable each Party to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Each Party shall provide and make available to each other Party such records as a Party may reasonably request for the defense of any audit, examination, administrative appeal or litigation of any Tax Return or other similar governmental report or form.

          (b)   MWE Liberty shall be liable for, and shall indemnify, defend and hold harmless the Company for, any and all liability for Taxes with respect to the Assets for any taxable period ending on or before the Closing Date ("Pre-Closing Tax Period") and with respect to any taxable period that begins on or before and ends after the Closing Date ("Straddle Period"), for the portion thereof ending on the Closing Date. In the case of any Straddle Period, the amount of Taxes with respect to the Assets allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the applicable period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

          (c)   Ad valorem property Taxes imposed on or with respect to the Assets for the taxable period (for purposes of this section, "taxable period" means the period beginning on the assessment date for ad valorem property Taxes through the day before the next assessment date for such Taxes) that contains the Closing Date shall be prorated between MWE Liberty and Company based on the relative number of days prior to the Closing Date and on and after the Closing Date during the taxable period, with MWE Liberty being responsible for such prorated ad valorem property Taxes for the period prior to the Closing Date and Company being responsible for such prorated ad valorem property Taxes for the period beginning on the Closing Date. Upon receipt of the ad valorem property Tax bills for the taxable period that contains the Closing Date, MWE Liberty shall calculate the prorated ad valorem property Taxes and shall bill Company for such amount, with Company making such payment within 20 days of receipt of such bill. Company shall promptly forward to MWE Liberty any ad valorem property Tax bills for the taxable period that contains the Closing Date that are received by Company. MWE Liberty shall be responsible as between MWE Liberty and Company for the payment of the total amount of ad valorem property Taxes imposed on or with respect to the Assets for the taxable period that contains the Closing Date.

        Section 6.4    Further Assurances.    From time to time after the Closing Date, and without any further consideration, the Parties agree to, and MWE Liberty agrees to cause its Affiliates to, as applicable, execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Laws, as may be reasonably necessary to give effect to the transactions consummated by this Agreement and to collect and reduce to the possession of the Company the Assets and to effect the assumption by the Company of the Assumed Liabilities.

        Section 6.5    Consents.    Except for those consents listed on Schedule 7.2(c), which are required to be obtained prior to the Closing, MWE Liberty shall use commercially reasonable efforts to obtain and, to the extent that any Assets are held in the name of an Affiliate of MWE Liberty, cause its Affiliates to use commercially reasonable efforts to obtain, any other consents of third parties, including Governmental Authorities, which are required to be obtained for the assignment of the Assets to the Company (the "Consents") prior to the Closing. Prior to obtaining the Consents, any Asset that is not otherwise assignable or transferable (each a "Non-Assigned Asset") shall be deemed to be held by MWE Liberty or such Affiliate, as applicable, at all times during the Holding Period in accordance with this Section. During the Holding Period, MWE Liberty shall and shall cause its Affiliates to, to the extent MWE Liberty or its Affiliates may lawfully and validly do so, grant to the Company a non-exclusive right and license to use each such Non-Assigned Asset and provide the Company with the economic benefits and risks of ownership of the Non-Assigned Assets, the intent of the parties being to provide the Company, to the extent the same can be reasonably done, with the same access and ability to utilize such Non-Assigned Assets as if such Non-Assigned Assets had been included within the Assets. Upon receipt of the Consent related to a Non-Assigned Asset, such Non-Assigned Asset shall automatically be deemed to be an Asset without the need for any further action on the part of the parties or any other Person and without the payment of any additional consideration, but subject to the provisions of Section 6.4. The Company shall cooperate in good faith with MWE Liberty and its Affiliates in connection with the pursuit of the Consents.

        Section 6.6    Expenses.    Except to the extent otherwise specifically provided herein, all costs and expenses incurred by NGPMR in connection with the Transaction Documents and the Transactions shall be paid by **, including all fees of its legal counsel, financial and business advisers and accountants; provided that the ** to be **. MWE Liberty shall bear its own expenses incurred in connection with the Transaction Documents and the Transactions whether or not the Transactions are consummated, including all fees of its legal counsel, financial and business advisers and accountants (which for clarity purposes shall include the fees of Morgan Stanley).

        Section 6.7    Public Statements.    The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby and neither MWE Liberty on one hand nor NGPMR on the other shall issue any such public announcement, statement or other disclosure without having first received the written consent of the other Party, except as may be required by law.

        Section 6.8    Conduct of Business.    From the date of this Agreement through the Closing, MWE Liberty shall operate the Business in the ordinary course and, without limiting the generality or effect of the foregoing, MWE Liberty shall use reasonable efforts to maintain the Assets, comply with all applicable Laws, and preserve intact the Business and its relationships with customers, suppliers and others having business relationships with it, in each case in all material respects. Without limiting the generality or effect of the foregoing, except as set forth on Schedule 3.4(b) or as contemplated in Section 7.2(e), prior to the Closing, without the prior written consent of NGPMR, which consent shall not be unreasonably withheld, neither MWE Liberty nor the Company shall (a) enter into any commercial contracts with an expected annual revenue in excess of ** (b) enter into any commercial, capital or construction contracts reasonably expected to cause the Company to incur obligations in excess of ** or (c) make any capital expenditures in excess of ** in the aggregate.

 ARTICLE 7
CONDITIONS PRECEDENT

        Section 7.1    Conditions to Each Party's Obligations.    The respective obligation of each Party to effect the transactions contemplated hereby is subject to the satisfaction at or prior to the date hereof of the following conditions:

          (a)   NGPMR shall have made all filings required under the HSR Act and the applicable waiting periods shall have expired or been terminated without any conditions that would require or result in either NGPMR or MWE Liberty holding separate or divesting assets or operations.

          (b)   No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated by this Agreement.

          (c)   No legal proceeding shall be pending that involves any challenge to or seeking damages or other relief in connection with the transactions contemplated by this Agreement or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated by this Agreement.

          (d)   The Credit Agreement shall be amended concurrent with the Closing to (i) exclude the Company as a Subsidiary and as a Loan Party (as such terms are defined in the Credit Agreement), (ii) release the Assets to be contributed to the Company at Closing from any Liens (as such term is defined in the Credit Agreement) under the Credit Agreement and (iii) permit MWE Liberty's initial contribution to, and future investments in, the Company.

          (e)   (i) The Company shall ** (as such term is defined in the **) under the ** and (ii) MWE Liberty shall provide a certificate to NGPMR, dated as of the Closing Date, certifying that the condition specified in this Section 7.1(e) have been satisfied, together with supporting documentation that **.

        Section 7.2    Conditions to NGPMR's Obligations.    The obligation of NGPMR to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by NGPMR:

          (a)    Representations, Warranties and Covenants of MWE Liberty.    (i) Each of the representations and warranties of MWE Liberty made in this Agreement will be true and correct as of the date of this Agreement (except to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) and as of the Closing (as if made anew at and as of the Closing, except to the extent such representations speak to an earlier date, in which case as of such earlier date) except to the extent the failure of such representations and warranties to be true and correct as of the Closing Date has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (provided that for purposes of determining whether the condition set forth in this sentence has been satisfied, all "Material Adverse Effect" and other materiality qualifiers contained in the MWE Liberty's representations and warranties shall be disregarded), and (ii) MWE Liberty shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by MWE Liberty on or before the Closing;

          (b)    No Material Adverse Effect.    Since the date of the Agreement, there shall not have been any Material Adverse Effect with respect to MWE Liberty or the Assets;

          (c)    Third Party Consents; Governmental Approvals.    The consents, authorizations, approvals, exemptions and/or waivers listed on Schedule 7.2(c) shall have been received or obtained by MWE Liberty;

          (d)    Purchase and Sale Agreement.    The closing contemplated by that certain Purchase and Sale Agreement, dated as of **, between ** and MWE Liberty and/or the Company, shall have occurred;

          (e)    ** Agreements.    The agreements between MWE Liberty and ** to (i) include ** from the **, (ii) provide for an ** to result in an ** and (iii) increase ** to **; and

          (f)    Closing Documents.    MWE Liberty shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.4(b).

        Section 7.3    Conditions to MWE Liberty's Obligations.    The obligation of MWE Liberty to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by MWE Liberty:

          (a)    Representations, Warranties and Covenants of NGPMR.    (i) Each of the representations and warranties of NGPMR made in this Agreement will be true and correct as of the date of this Agreement (except to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) and as of the Closing (as if made anew at and as of the Closing, except to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) except to the extent the failure of such representations and warranties to be true and correct as of the Closing Date has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (provided that for purposes of determining whether the condition set forth in this sentence has been satisfied, all "Material Adverse Effect" and other materiality qualifiers contained in the NGPMR's representations and warranties shall be disregarded), and (ii) NGPMR shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by NGPMR on or before the Closing; and

          (b)    Closing Documents.    MWE shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.4(a).

ARTICLE 8
TERMINATION

        Section 8.1    Termination.    At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a)   by the mutual consent of NGPMR and MWE Liberty as evidenced in writing signed by each of NGPMR and MWE Liberty;

          (b)   by NGPMR, if there has been a breach by MWE Liberty of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of NGPMR at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by MWE Liberty within thirty (30) days after written notice thereof from NGPMR; provided that NGPMR is not then in material breach of the condition set forth in Section 8.1(c);

          (c)   by MWE Liberty, if there has been a breach by NGPMR of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of MWE Liberty at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by NGPMR within thirty (30) days after written notice thereof from MWE Liberty provided that MWE Liberty is not then in material breach of the condition set forth in Section 8.1(b);

          (d)   by either NGPMR or MWE Liberty if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          (e)   by either NGPMR or MWE Liberty, if the transactions contemplated hereby have not been consummated by March 13, 2009, provided that neither NGPMR nor MWE Liberty will be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such Person's breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

        Section 8.2    Effect of Termination.    If this Agreement is terminated under Section 8.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other Party for any actual fraud involving a knowing and intentional misrepresentation or omission of a material fact or willful or intentional breach of this Agreement, including attorneys' fees and the right to pursue any remedy at law or in equity; provided further that if NGPMR terminates this Agreement as a result of a failure of a condition set forth in Section 8.1(b) due to a material misrepresentation or inaccuracy of a representation or warranty by MWE Liberty made as of the date hereof, then MWE Liberty shall ** as set forth in **. The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing in this Section 8.2 will relieve any Party of their obligation to ** as set forth in **.

ARTICLE 9
GENERAL PROVISIONS

        Section 9.1    Effective Time.    If the transactions contemplated hereby are consummated in accordance with the terms and conditions of this Agreement, the ownership of the Assets and the Assumed Liabilities shall be deemed transferred as of 11:59 p.m., Houston, Texas time, on the Closing Date.

        Section 9.2    Costs; Taxes.    The Company shall be responsible for recording and filing documents associated with the transfer of the Assets to it and for all costs and fees associated therewith, including (i) filing the assignments with appropriate federal, state and local Governmental Authorities as required by applicable Law and (ii) the payment of any and all stamp, documentary, real property transfer, sales, gross receipts, use or similar Taxes or assessments (if any) arising out of the conveyance of the Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement (collectively, the "Transfer Taxes"). Each Party shall cooperate with the other in timely making all filings, returns, reports and forms as may be required in connection with the payment of the expenses, fees and costs contemplated by the previous sentence, including delivering all instruments and certificates as are reasonably necessary to minimize such expenses, fees and costs and to enable the other Party to timely comply with the filing of any tax return that relates to such expenses, fees and costs.

        Section 9.3    Notices.    Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally or by reputable overnight delivery service or other courier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, addressed as follows:

If to the Company:

  MarkWest Liberty Midstream & Resources, L.L.C.
  1515 Arapahoe Street
  Tower 2, Suite 700
  Denver, Colorado 80202-2126
  Attention: Senior Vice President and Chief Operations Officer

  and

  MarkWest Liberty Midstream & Resources, L.L.C.
  1515 Arapahoe Street
  Tower 2, Suite 700
  Denver, Colorado 80202-2126
  Attention: General Counsel

If to MWE Liberty:

  MarkWest Liberty Gas Gathering, L.L.C.
  1515 Arapahoe Street
  Tower 2, Suite 700
  Denver, Colorado 80202-2126
  Attention: Senior Vice President and Chief Operations Officer

  and

  MarkWest Liberty Gas Gathering, L.L.C.
  1515 Arapahoe Street
  Tower 2, Suite 700
  Denver, Colorado 80202-2126
  Attention: General Counsel

If to NGPMR:

  M&R MWE Liberty, LLC
  1401 McKinney, Suite 1025
  Houston, Texas 77010
  Attention: **

  with a copy to:

  Locke Lord Bissell & Liddell, LLP
  600 Travis Street, Suite 3400
  Houston, Texas 77002
  Fax (713) 229-2518
  Attention: **

A Party may change its address for the purposes of notices hereunder by giving notice to the other Party specifying such changed address in the manner specified in this Section 9.3.

        Section 9.4    Binding Effect.    This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

        Section 9.5    No Third Party Rights.    The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other Person or confer upon any other Person (other than the express beneficiaries of the indemnity provisions contained in Sections 5.2, 5.3 and 5.4) any benefits, rights or remedies and no Person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

        Section 9.6    No Waiver.    No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

        Section 9.7    Applicable Law.    THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS; PROVIDED, HOWEVER, THAT MATTERS CONCERNING TITLE TO THE TRANSFERRED ASSETS SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION WHERE SUCH TRANSFERRED ASSETS ARE LOCATED. THE PARTIES FURTHER AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATING HERETO MAY BE BROUGHT ONLY IN A FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN HOUSTON, TEXAS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, BUT NOT LIMITED TO, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON-CONVENIENCE, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN ANY SUCH RESPECTIVE JURISDICTION.

        Section 9.8    Severability.    If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

        Section 9.9    Amendment or Modification.    This Agreement may be amended, modified or supplemented from time to time only by a written agreement executed by all the Parties.

        Section 9.10    Assignment; Deed; Bill of Sale.    No Party shall have the right to assign its right or obligations under this Agreement without the prior written consent of the other Parties. To the extent required and permitted by applicable Law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the assets and interests referenced herein.

        Section 9.11    Conspicuousness of Provisions.    THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS CONTAINED IN THIS AGREEMENT THAT ARE IN CAPITALIZED LETTERS SATISFY THE REQUIREMENT OF THE "EXPRESS NEGLIGENCE RULE" AND ANY OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS CONTAINED IN A CONTRACT BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

        Section 9.12    Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart by such Party.

        Section 9.13    No Recourse Against Officers or Directors.    For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director or manager of any Party.

        Section 9.14    Entire Agreement; Supersedure.    This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MARKWEST LIBERTY GAS GATHERING, L.L.C.
By:	/s/ Frank M. Semple Frank M. Semple President and Chief Executive Officer
MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.
By:	/s/ Frank M. Semple Frank M. Semple President and Chief Executive Officer
M&R MWE LIBERTY, LLC
By:	/s/ **
Name:	**
Title:	Managing Partner & Chief Executive Officer

Signature Page 1

 EXHIBIT A

DEFINED TERMS

"Act" means the Delaware Limited Liability Company Act, 6 Del.C. §§ 18-101 et seq., as it may be amended from time to time, and any successor thereto.

"Affiliate" means with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under Common Control with, the specified Person.

"Agreement" means this Contribution Agreement, as it may be amended, supplemented or modified from time to time.

"Area of Mutual Interest" has the meaning ascribed to such term in the Company Operating Agreement.

"Assets" shall have the meaning set forth in Section 2.1(b).

"Assignment and Assumption" shall have the meaning set forth in Section 2.4(b)(v).

"Assumed Liabilities" shall have the meaning set forth in Section 2.2.

"Base Cap" means **.

"Basket Amount" means **.

"Benefit Plans" shall have the meaning set forth in Section 3.15(b).

"Business" shall have the meaning set forth in the recitals.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized by law to be closed in the State of Texas or the State of Colorado.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

"Class A Interests" has the meaning ascribed to such term in the Company Operating Agreement.

"Class A Member" has the meaning ascribed to such term in the Company Operating Agreement.

"Class A Percentage Interests" has the meaning ascribed to such term in the Company Operating Agreement.

"Class B Interests" has the meaning ascribed to such term in the Company Operating Agreement.

"Class B Member" has the meaning ascribed to such term in the Company Operating Agreement.

"Claim Notice" shall have the meaning set forth in Section 5.6(a).

"Closing" shall have the meaning set forth in Section 2.3.

"Closing Date" shall have the meaning set forth in Section 2.3.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning set forth in the preamble.

** means an amount equal to the lesser of (a) ** or (b) the ** at the time of an indemnification claim pursuant to **, in each case, less any amount paid by ** in respect of indemnification claims under this Agreement.

"Company Operating Agreement" shall have the meaning set forth in the recitals.

"Confidentiality Agreement" shall mean that certain Amended and Restated Confidentiality Agreement, dated as of **, by and between MarkWest Energy Partners, L.P. and NGP Midstream & Resources, L.P.

"Consents" shall have the meaning set forth in Section 6.5.

"Control," including the correlative terms "Controlling," "Controlled by" and "under Common Control with" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the purposes of this definition, ownership of more than 50% of the voting interests of any entity shall be conclusive evidence that Control exists.

"Credit Agreement" means that certain Credit Agreement, dated as of February 20, 2008, among MWE, certain subsidiary guarantors, Royal Bank of Canada, as Administrative Agent and Collateral Agent, and the other lenders party thereto.

"Disclosed Liabilities" means any and all liabilities of MWE Liberty and/or the Company (i) arising from or relating to matters set forth on the disclosure schedules of MWE Liberty or (ii) set forth on the Trial Balance or arising after the date of the Trial Balance in the ordinary course of business.

"DOJ" shall have the meaning set forth in Section 6.1(a).

"Effective Date" means 12:01 a.m. on January 1, 2009.

"Environmental Claim" means any Proceeding or Loss resulting from or arising out of: (i) violation of or liability (including STRICT LIABILITY) under any Environmental Law or Environmental Permit; (ii) the performance of an Environmental Response; (iii) unlawful exposure to Hazardous Substances; or (iv) the Release of any Hazardous Substances.

"Environmental Laws" means any and all applicable laws (including common law), rules, ordinances, codes, decrees, judgments, directives, judicial or administrative orders or regulations of any Governmental Authority having jurisdiction over MWE Liberty or its Assets pertaining to prevention of pollution, protection of the environment, remediation of contamination, or workplace health and safety, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; each as amended, and all similar laws, rules and regulations of any Governmental Authority having jurisdiction over MWE Liberty or its Assets.

"Environmental Permits" means Permits required under Environmental Law.

"Environmental Response" means any action required under Environmental Law: (i) to prevent, respond to, remove, remediate, abate, investigate or monitor the release or threatened release of Hazardous Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater, or other environmental media; or (ii) to correct a violation under Environmental Law.

"ERISA" shall have the meaning set forth in Section 3.15(b).

"ERISA Affiliate" means any entity (whether or not incorporated) which is a member of a controlled group including MWE Liberty or the Company or which is under Common Control with MWE Liberty or the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

"Excluded Assets" shall have the meaning set forth in Section 2.1(b)(ii).

"FTC" shall have the meaning set forth in Section 6.1(a).

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Authority" means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

"Hazardous Substances" means and includes each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic (or words of similar import) substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and naturally occurring radioactive material.

"Holding Period" means, for any particular Non-Assigned Asset, the period beginning on the Closing Date and ending on the earlier of (i) the date upon which the contract or agreement for which the Consent was not obtained expires, or (ii) the date upon which such Consent or an alternative arrangement is obtained on terms that are substantially similar in operational and economic effects as would have been achieved if the Non-Assigned Asset had been included within the Assets.

"HSR Act" shall have the meaning set forth in Section 6.1(a).

"Indebtedness" of any Person means any obligations of such Person: (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

"Indemnified Party" shall have the meaning set forth in Section 5.6(a).

"Indemnifying Party" shall have the meaning set forth in Section 5.6(a).

"Indentures" means (a) that certain Indenture, dated as of April 15, 2008, by and among MWE, MarkWest Energy Finance Corporation, a Delaware corporation, the Subsidiary Guarantors (as defined therein), and Wells Fargo Bank, National Association, a national banking association, as trustee, (b) that certain Indenture, dated as of July 6, 2006, by and among MWE, MarkWest Energy Finance Corporation, a Delaware corporation, the Subsidiary Guarantors (as defined therein), and Wells Fargo Bank, National Association, a national banking association, as trustee, as amended and supplemented, and (c) that certain Indenture, dated as of October 25, 2004, by and among MWE, MarkWest Energy Finance Corporation, a Delaware corporation, the Subsidiary Guarantors (as defined therein), and Wells Fargo Bank, National Association, a national banking association, as trustee, as amended and supplemented.

"Initial Budget" shall have the meaning ascribed to such term in the Company Operating Agreement.

"Intellectual Property" means intellectual property rights, statutory or common Law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

"Investment Balance" shall have the meaning ascribed to such term in the Company Operating Agreement.

"Knowledge" means the actual knowledge of the Persons listed on Schedule 1.1.

"Law" means any law, statute, code, ordinance, order, rule, rules of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.

"Losses" shall have the meaning set forth in Section 5.2.

"Material Adverse Effect" means any effect, event, development or change, (a) which individually or in the aggregate with all effects, events, developments or changes is or is reasonably likely to become materially adverse to the business, assets, liabilities, properties, results of operations or financial condition of the Person, taken as a whole, or (b) prevents or has an adverse effect on the ability of the Person to execute and perform their obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, excluding any such result or consequence resulting from or related to (i) changes in general economic, political or business conditions which affect the Person, except any such changes that affect the Person in a disproportionate manner compared to similarly situated participants in the industries in which the Person operates; (ii) conditions affecting the oil and gas industry or oil and gas services industry generally except any such changes that affect the Person in a disproportionate manner compared to similarly situated participants in the industries in which the Person operates; (iii) any change in law or in accounting rules except any such change that affects the Person in a disproportionate manner compared to similarly situated participants in the industries in which the Person operates; or (iv) conditions or effects that have been demonstrated by the Person as resulting from the announcement of the existence of this Agreement.

"Material Contracts" shall mean all contracts, agreements, personal property leases, commitments, understandings or instruments of MWE Liberty or by which MWE Liberty is bound that (a) is reasonably expected to (i) result in expenditures or liabilities in excess of ** or (ii) generate annual revenues in excess of **, (b) contains any provision or covenant, which after the Closing will apply to the Business, or the Company, prohibiting or materially restricting MWE Liberty from engaging in any lawful business activity or competing with any person or entity within the Area of Mutual Interest (as such term is defined in the Company Operating Agreement), (c) relates to Indebtedness of MWE Liberty or (d) is in respect of any partnership, joint venture or other similar agreement or arrangement or otherwise relates to the joint ownership or operation of the assets owned by MWE Liberty.

"Members" shall have the meaning set forth in the recitals.

"Miscellaneous Consents" means (a) all Consents that are not set forth on Schedule 7.2(c) and which relate to interests in real property, including, without limitation, leases, rights-of-way, easements and other property use agreements and (b) Permits or Environmental Permits issued by Governmental Authorities which are required in connection with the ownership or operation of the Assets **, and which Consents shall include any requirements of the applicable Governmental Authorities requiring the reissuance of any such Permits or Environmental Permits in connection with the Closing and by the Transaction Documents.

"MWE" means MarkWest Energy Partners, L.P., a Delaware limited partnership.

"MWE **" means an amount equal to MWE Liberty's ** as of the Closing Date after giving effect to ** the Company contemplated hereby (prior to the **).

"MWE Liberty" shall have the meaning set forth in the preamble.

"MWE Liberty Covered Person" shall have the meaning set forth in Section 5.2.

"NGPMR" shall have the meaning set forth in the preamble.

"NGPMR Covered Persons" shall have the meaning set forth in Section 5.3.

"Non-Assigned Asset" is defined in Section 6.5.

"Organizational Documents" means the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, operating agreement, partnership agreement, stockholders' agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

"Parties" shall have the meaning set forth in the preamble.

"Permits" shall have the meaning set forth in Section 3.13.

"Permitted Liens" means (a) statutory liens for current Taxes applicable to the assets of MWE Liberty or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in the Trial Balance; (b) mechanics', carriers', workers', repairers', landlords', and other similar liens arising or incurred in the ordinary course of business MWE Liberty relating to obligations as to which there is no default on the part of MWE Liberty; and (c) any liens, encumbrances, security interests, equities, charges or other restrictions with respect to assets of MWE Liberty, which, together with all other liens, encumbrances, security interests, equities, charges or other restrictions, do not materially detract from the value of the Assets or materially interfere with the present use of the Assets or the conduct of the business of MWE Liberty.

"Person" means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

**

"Pre-Closing Tax Period" shall have the meaning set forth in Section 6.3(b).

"Proceeding" means any legal action, litigation, arbitration, hearing, written claim, legal proceeding, prosecution, investigation (for which investigation a Governmental Authority has provided notice to MWE Liberty), or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

"Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

"Rights-of-Way" shall have the meaning set forth in Section 3.8.

"Services Agreement" shall have the meaning set forth in the recitals.

"Specified Liabilities" means (a) the Disclosed Liabilities and (b) liabilities first arising after the Closing Date and relating to the ownership, management or operation of the Assets under any contract, agreement, Permit or other instrument existing as of the Closing Date. "Specified Liabilities" shall not include those items listed on Schedule 5.3(d) and Schedule 5.3(e).

"Straddle Period" shall have the meaning set forth in Section 6.3(b).

"Subsidiary" of any Person (the "Subject Person") means any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or Controlled by the Subject Person or by one or more of its respective Subsidiaries.

"Survival Period" shall have the meaning set forth in Section 5.1(c).

"Tax" or "Taxes" means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including, but not limited to, income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) arising by reason of transferee or successor liability; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of all or any express or implied obligation to indemnify any other Person.

"Tax Benefit" means the reduction in the amount of Taxes that otherwise would have been paid by any Indemnified Party as a result of incurring any Losses.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" shall have the meaning set forth in Section 5.6(a).

"Transaction Documents" shall have the meaning set forth in Section 2.4.

"Transactions" shall have the meaning set forth in Section 2.4.

"Transfer Taxes" shall have the meaning set forth in Section 9.2.

"Trial Balance" shall have the meaning set forth in Section 3.9.

"Trial Balance Date" shall have the meaning set forth in Section 3.9.

** means that certain **, by and between MWE Liberty and **, as amended by Amendment No. 1 to **, by and between MWE Liberty and **.

QuickLinks

CONTRIBUTION AGREEMENT BY AND AMONG MARKWEST LIBERTY GAS GATHERING, L.L.C., M&R MWE LIBERTY, LLC, AND MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.
TABLE OF CONTENTS
CONTRIBUTION AGREEMENT
ARTICLE 1 DEFINITIONS; INTERPRETATION
ARTICLE 2 CONTRIBUTIONS, ASSUMED LIABILITIES AND CLOSING
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF MWE LIBERTY
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF NGPMR
ARTICLE 5 INDEMNIFICATION
ARTICLE 6 COVENANTS
ARTICLE 7 CONDITIONS PRECEDENT
ARTICLE 8 TERMINATION
ARTICLE 9 GENERAL PROVISIONS
EXHIBIT A DEFINED TERMS